Exhibit 99.01


                                  PRESS RELEASE


CONTACT:     Robert S. Koebele
             Vice President, Finance
             SBARRO, INC.
             (516) 864-0203

                                     SUMMARY:        SBARRO, INC.
                                                     announces plans to close
                                                     underperforming restaurants

FOR IMMEDIATE RELEASE


Commack, L.I., New York . . . . . . . . . . . . . . . . .     December 13, 1995


             Sbarro, Inc. (listed New York Stock Exchange "SBA") announced that it is planning to close approximately 40 under-performing restaurants by March 31, 1996. As a result of its decision, the Company expects to record a pre-tax charge to earnings of approximately $16 million which will reduce net income by approximately $10 million, or $.50 per share, for the fourth quarter of its 1995 fiscal year which ends on December 31, 1995. The charge relates principally to the write-off of the fixed assets, lease termination costs and other costs associated with the restaurants being closed.

             In reporting the decision, Mario Sbarro, Chairman of the Board of Directors, stated that "the determination to close these units is part of the Company's efforts toward improving ongoing performance by focusing its considerable resources on those opportunities that best support future financial performance and growth opportunities".

             Sbarro develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At October 8, 1995, there were 788 Sbarro restaurants in operation, 598 of which were Company-owned, including the units slated for closing, and 190 of which were franchised.


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